[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.70

FOUNDRY AGREEMENT

THIS FOUNDRY AGREEMENT (the “Agreement”) is made effective on the “Effective Date” (as defined below), by and between Spansion LLC, having its principal place of business at 915 DeGuigne Drive, Sunnyvale, California 94088-3453, U.S.A. (“Spansion”), Nihon Spansion Limited, having its principal place of business at 1-14, Nishin-cho, Kawasaki-shi, Kawasaki-ku, Kanagawa 210-0024, Japan (“Spansion Nihon), and Texas Instruments Incorporated, having its principal place of business at 12500 TI Boulevard, Dallas, Texas 75266, U.S (“TI”). Spansion, Spansion Nihon, and TI are collectively referred to as “Parties” to this Agreement and, individually, as a “Party” to this Agreement.

The “Effective Date” shall be the date on which both of the following conditions are fulfilled (i) no later than August 30, 11:59 am, Tokyo time, delivery to TI of signature pages from Spansion Japan (as defined below) and Spansion, such signature pages evidencing written termination of the Fourth Restated Agreement between Spansion and Spansion Japan (with such termination to be effective upon closing of the acquisition of certain JV3 assets of Spansion Japan by TI (the “Acquisition”)) and (ii) the closing of the Acquisition.

RECITALS

WHEREAS, Spansion Japan Limited, having its registered place of business at 2, Takaku-Kogyodanchi, Aizuwakamatsu-shi, Fukushima 965-0060, Japan (“Spansion Japan”) has been engaged in the manufacturing and processing of integrated circuits and has acquired significant knowledge and manufacturing experience at its wafer fabrication facilities (fabs) and has been providing foundry services for the production of Flash memory products to Spansion;

WHEREAS, Spansion Japan has provided such foundry services to Spansion since July 1, 2003;

WHEREAS, Spansion and Spansion Japan entered into the original Foundry Agreement (“Original Agreement”) effective as of February 23, 2004, to set forth the policies and procedures actually used by those parties with regard to such foundry services since July 1, 2003, in order to establish definitely the terms and conditions on which the foundry services had been and would be rendered;

WHEREAS, Spansion and Spansion Japan amended and restated the Original Agreement to reflect agreed to arrangements between Spansion and Spansion Japan beginning January 1, 2005 (the “First Restated Agreement”);

WHEREAS, Spansion and Spansion Japan amended and restated the First Restated Agreement to reflect agreed to arrangements between Spansion and Spansion Japan beginning March 30, 2007 (the “Second Restated Agreement”);

WHEREAS, on February 10, 2009, Spansion Japan filed a proceeding under the Corporate Reorganization Law (Kaisha Kosei Ho) of Japan with the Tokyo District Court to obtain protection from Spansion Japan’s creditors (the “Spansion Japan Proceeding”) and successively the Spansion Japan Proceeding was formally commenced on March 3, 2009, when the Tokyo District Court entered the commencement order and appointed the incumbent representative director of Spansion Japan as trustee;

WHEREAS, on March 1, 2009, Spansion filed a voluntary petition for relief under chapter 11 of Title 11 of the United States Code (the “Chapter 11 Case”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, on October 9, 2009, Spansion filed a motion to reject the Second Restated Agreement in the Chapter 11 Case, and on November 19, 2009, the Bankruptcy Court entered an order authorizing the rejection of the Second Restated Agreement as of October 9, 2009; and

WHEREAS, Spansion and Spansion Japan amended and restated the Second Restated Agreement on February 2, 2010 (the “Third Restated Agreement”) in connection with and as required by the Settlement Agreement (“Settlement Agreement”) dated as of January 8, 2010 between Spansion and Spansion Japan;

WHEREAS, Spansion and Spansion Japan amended and restated the Third Restated Agreement to add Spansion Nihon as a party (the “Fourth Restated Agreement) dated May 24, 2010;

WHEREAS, TI has purchased certain assets from Spansion Japan, and TI and Spansion desire to enter into this Agreement for the sale of certain products to Spansion by TI that were formerly sold to Spansion by Spansion Japan.

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. GENERAL PROVISIONS AND DEFINITIONS

1.1 “Aizu” shall mean the manufacturing facilities located in Aizu-Wakamatsu, Japan, and currently referred to by the parties as JV3 and SP1.

1.2 “Confidential Information” shall mean: (i) any and all technical and non-technical written information that one Party provides to the other Party hereunder that is marked as proprietary or confidential information of the disclosing party and (ii) any and all technical and non-technical information that is transmitted orally or by demonstration from one Party to the other but only to the extent that such information is identified as confidential at the time of disclosure and described in writing and provided to the receiving Party within thirty days of such disclosure. Confidential Information shall also include technical or non-technical information provided by Spansion to Spansion Japan and listed in Appendix 1. Notwithstanding the above, Confidential Information shall not include any information that is: (a) generally available to, or known by, the public, or (b) is already in the possession of the other Party.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.3 “Die” shall mean one of the semiconductor devices on a Wafer (defined below) which will be produced by TI for Spansion Entities (defined below), using the Qualified Process (defined below) following Qualification (defined below) as provided under this Agreement, as amended from time to time by the mutual consent of the parties in writing.

1.4 “Engineering Wafers” shall mean those Wafers required for testing and Qualification purposes.

1.5 “Flash” shall mean that type of non-volatile computer memory that is in-circuit programmable with the use of embedded algorithms and standard system voltages for programming, reading and erasing.

1.6 “Intellectual Property Rights” shall mean any patent, patent right, copyright, trade name, trademark, trade secret, know-how, mask work, industrial design rights, or any other intellectual property right or proprietary right whether registered or unregistered, and whether now known or hereafter recognized in any jurisdiction.

1.7 “Per Wafer Price” shall mean the prices for the purchase of the Wafers to be agreed upon by the parties as set forth in Section 5 below.

1.8 “QBP” shall have the meaning specified in Section 4.2 below.

1.9 “Qualification Plan” shall mean the plan and process to be agreed upon by the parties in writing under which the Qualified Process is brought up at Aizu and the Wafers are manufactured using the Qualified Process to meet Spansion’s objective reliability and quality specifications, as may be amended for each Qualified Process.

1.10 “Qualification” shall mean the determination performed and made by Spansion that Wafers meet Spansion’s objective reliability/quality specifications in accordance with the Qualification Plan, as more fully described in Section 2.7.

1.11 “Qualified Process” shall mean each of the existing processes in place as of the Effective Date of this Agreement and previously approved by Spansion.

1.12 “Scrap” shall mean any Wafer and/or Die, in any stage of completion, without regard to its ability to function, that is not in conformance with the requirements of this Agreement for Wafers to be sold to Spansion Nihon.

1.13 “Spansion Competitor” shall have the meaning set forth in Schedule 1.13.

1.14 A “Spansion Entity” shall mean Spansion, Spansion Nihon or any of Spansion’s subsidiaries or affiliates.

1.15 “Spansion Technology” shall mean, collectively, the design, manufacturing information and process know-how, technology, specifications and documentation owned or freely licensable by Spansion, and provided by Spansion to TI from time to time to enable TI’s performance of its obligations to Spansion and Spansion Nihon hereunder.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.16 “Wafers” shall mean silicon wafers containing Die.

2. PROCESS IMPLEMENTATION

2.1 TI will bear all the capital investment required by it (other than, with respect to newly introduced products, probe cards, wafer pak contactors, and reticles) to produce Wafers and/or Die under this Agreement. For sake of clarity, TI will not have the responsibility to pay for the purchase of probe cards or wafer pak contactors for existing products. The installed capacity shall be sufficient to produce the required Wafer outs per week to satisfy the relevant QBP as described in Section 4.2, including Engineering Wafers.

2.2 TI will produce Wafers and/or Die for Spansion Nihon utilizing a Qualified Process to reach the production capacity.

2.3 Spansion shall provide the set of specifications, including but not limited to the specifications listed below, required with respect to manufacturing the Wafers at Aizu with necessary modifications made upon mutual written agreement between the Parties. Spansion Japan’s original specification may be utilized as previously approved by Spansion.

•	Wafer process Specification (Process Flow, PCM Specification)

•	Mask for Die

•	WLR/WLB program, if needed

•	WET test Program / WET test specification

•	Sort test Program / Sort test specification for the Die/Sort Related Program

•	Correlation wafer for WET/SORT

•	Packing specification for Wafers

•	Purchase Specifications for materials

•	ECN Procedure

•	Lot Disposition Procedure

2.4 Spansion may, upon mutual agreement by TI in writing (such agreement not to be unreasonably withheld, and the Parties agree that a significant increase in wafer cost would be one example of a reasonable basis to withhold consent) change, modify or add to the WET test program / WET test specification. In case TI or Spansion finds that there needs to be any change or addition to the agreed Wafer specifications, such Party shall notify the other Party in writing of the request for such change or addition, and if mutually agreed upon by such Parties, TI and Spansion will modify such Wafer specifications accordingly in a writing signed by both Parties. TI shall have no obligations with respect to any change or addition to any Wafer specifications unless such change or addition has been mutually agreed upon in a writing signed by both Parties. Upon written agreement between the Parties to implement a change or addition per the request of Spansion, Spansion will be responsible for such cost of change or addition, provided, however, such cost shall not include an increase in the Wafer pricing.

2.5 Based on the agreed specifications, TI shall maintain the manufacturing process at its facilities, fabricate Wafers and/or Die with such manufacturing process and deliver the Wafers

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and/or Die to Spansion Nihon in accordance with the Qualification Process currently in effect or agreed to between Spansion and TI. For sake of clarity, the Parties agree that a new Qualification Plan is not required for the existing established manufacturing process and the Wafers and/or Die produced by TI are fully qualified by Spansion, and the existing manufacturing process shall constitute a “Qualified Process.”

2.6 Spansion has evaluated the Wafers and/or Die provided previously by Spansion Japan in accordance with the Qualification Plan. Thus, the manufacturing process established and the Wafers and/or Die are fully qualified by Spansion and Spansion Japan, and such manufacturing process shall constitute a “Qualified Process.”

2.7 If the Parties agree to introduce new Wafers and/or Die, Spansion and TI shall agree on the specifications described in Section 2.3 above for such new Wafers and/or Die. Spansion and TI shall further agree on the Qualification Plan for such new Wafers and/or Die. For avoidance of doubt, nothing in this Agreement shall require TI to agree to introduce new Wafers and/or Die, devote further capital investments or increase installed capacity.

3. WAFER PRODUCTION

3.1 Upon the successful completion of Qualification, TI shall manufacture Wafers utilizing the Qualified Process for Spansion Nihon.

3.2 TI shall maintain tools sufficient to support the production of the Minimum Commitment and Upside Quantities in accordance with Exhibits B and D attached hereto.

3.3 Unless otherwise specifically provided herein, TI shall, at its own responsibility and cost, purchase or procure raw or indirect materials or labor including any masks for wear out or breakage (which may be purchased through Spansion without any margin for Spansion, at TI’s expense) required by it to manufacture Wafers under this Agreement. TI will have no obligations to purchase reticles or photomasks except for wear out or breakage as set forth above.

3.4 During the term hereof, Spansion shall, at Spansion’s expense, provide TI with technical support and assistance (including but not limited to support for manufacturing through wafer acceptance testing) with respect to the Spansion Technology required by TI to manufacture Wafers for Spansion Nihon as TI may reasonably request from time to time.

3.5 TI shall manufacture Wafers under this Agreement only at Aizu, and shall not have any third party manufacture Wafers under this Agreement without obtaining the prior written consent of Spansion on a case-by-case basis, unless otherwise agreed by the Parties. Notwithstanding the foregoing, TI shall have the right to subcontract out to third parties a discrete portion of the manufacturing process for a short term only and only due to TI’s lack of capacity, and only with notice to Spansion in each such case.

3.6 TI shall adhere to all specifications (i) currently in effect and (ii) mutually agreed upon by Spansion and TI in writing, relating to the manufacture and disposition of product. This includes, but is not limited to, statistically defined product specific yield and bin trip limits currently in effect for all products. These limits should be re-evaluated on a quarterly basis (as

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

defined in such specifications) and should be used to define the lower yield limits for shipment (mutually agreed upon by both Parties in writing). All specifications related to the current “LTC” and “LDR” systems must also be maintained. TI shall maintain the existing quality system and all such specifications relevant to maintain their ISO/TS16949 certification under Spansion’s corporate certification license. The Parties agree that the fee under the Transition Services Agreement (originally between Spansion and Spansion Japan and to be assumed by TI) for the ISO-TS16949 certification services will be reduced to [*] U.S./quarter.

3.7 TI shall return Scrap which cannot be reclaimed to Spansion Nihon at Spansion’s or Spansion Nihon’s request and at Spansion’s expense, or otherwise destroy and properly dispose of all Scrap in order to prevent any unauthorized sale of any Wafers. TI shall maintain customary Scrap procedures, subject to the reasonable approval of Spansion, which shall include polishing the Wafer to render unreadable, then selling or recycling, and shall record all products scrapped including lot history, reason for scrap and Spansion’s approval for scrap. Spansion shall have the rights to audit the scrap procedures and to witness scrap of Spansion’s or Spansion Nihon’s material with reasonable notice.

4. ORDERING PROCEDURE

4.1 For every Spansion fiscal quarter (a “Quarter”), TI shall provide to Spansion in writing by the 14th day of the previous Quarter the information listed below which is required by Spansion to make its production plan for the next two (2) Quarters, in the format and by the date designated by Spansion.

•	Weekly Wafer starts capacity

•	Weekly Wafer outs capacity (meaning out of wafer production, not sort)

•	Weekly Wafer sort capacity by test platform

•	Cycle time for Wafer fabrication and Wafer sorting

•	Line yield

•	Sort Line yield,

•	Sort test (Die) yield

With respect to planned new Wafers and/or Die (if any, which are agreed upon in writing by the Parties) for every Quarter, Spansion shall provide to TI in writing by the beginning of the previous Quarter the information listed below in “Spansion Product Data Warehouse” (SPDW).

•	Risk input start schedule for new Die

•	Sort test time commitment

In addition, for strategic planning purposes, for each Quarter, Spansion shall provide to TI in writing by the 14th day of the previous Quarter, Spansion Nihon’s wafer demand capacity through the earlier of (i) each of the next four (4) Quarters, and (ii) the anticipated date of termination of this Agreement.

4.2 Spansion shall make, by no later than sixty (60) days before the start of each Quarter, a production plan for TI for such Quarter and the Quarter immediately following such Quarter, based on the information provided by TI and the demand forecast from Spansion’s customers.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

This production plan, described in this Section 4, is the Quarterly Beginning Plan (“QBP”). Within five (5) business days after TI’s receipt of a QBP, TI shall either accept or reject the portion of the QBP for the first Quarter covered by such QBP. Each QBP shall also specify (i) the monthly delivery dates for the Wafers specified in such QBP, and (ii) the Target Yield, as defined in the attached Exhibit B, with respect to such Wafers.

4.3 Once Spansion has completed the production plan as described in Section 4.2, Spansion will submit the plan in writing to TI. Upon mutual agreement by the Parties in writing, the QBP shall become the official production plan for Spansion Nihon and TI for the immediately following Quarter, and TI shall allocate the production capacity sufficient to fulfill the QBP for such Quarter. TI shall not unreasonably withhold agreement to the proposed volumes in the QBP, provided that the proposed volumes are within the Minimum Commitment and Upside Quantities set forth in Exhibit D. Upon such mutual agreement, QBPs shall be firm and binding on Spansion Nihon and Spansion for the overall number of Wafers specified therein. Notwithstanding the foregoing, Spansion may request, on a weekly basis, reasonable changes to a QBP already accepted by TI pursuant to Section 4.2. TI shall not unreasonably withhold its consent to such requests, provided that (i) Spansion may not request any alterations in the overall number of Wafers to be produced; and (ii) Spansion may not request any changes in product mix if production of the relevant Wafers has either already commenced or is scheduled to commence within three (3) business days after the applicable QBP update request.

In connection with any change to a QBP involving a request to hold certain lots or products, TI shall in no event be obligated to hold such lots or products beyond the end of the second (2nd) fiscal month following the month of its receipt of the request to change the QBP. For the avoidance of doubt, in the event that Spansion requests such a change to a QBP on January 20th, TI would not have any obligation to hold such lots or products beyond the end of the fiscal month of March. Within fifteen (15) days of the expiration of such holding period, Spansion Nihon shall pay (and Spansion shall cause Spansion Nihon to pay) to TI for any Wafers it held for such period a pro rata portion of the Wafer price based on the number of steps through which such Wafers had been processed at the time such Wafers were placed on hold. At Spansion’s option, Spansion may reduce the Minimum Commitment by the pro rata amount paid by Spansion Nihon for such held Wafers, but in no case may such reduction exceed [*] Wafers per quarter. In the event Spansion shall notify TI, in writing at least fourteen (14) days in advance, that Spansion shall not require the quantity of Wafers specified in the then-current agreed upon QBP, the Parties agree that delivery of [*] of the quantity of such Wafers specified in such QBP may be delayed by up to [*] beyond the end of the applicable Quarter, and at the end of such period Spansion shall take delivery of and agrees to purchase the total amount ordered.

Notwithstanding anything else contained in this Section 4.3, Spansion commits to cause Spansion Nihon to purchase, and Spansion Nihon commits to purchase, Wafers for each Quarter as shown in the attached Exhibit D (the “Minimum Commitment”). In addition, Spansion may order on behalf of Spansion Nihon additional Wafers beyond the applicable Minimum Commitment in certain quarters, in the amounts set forth in Exhibit D for the applicable quarter (“Upside Quantities”). TI shall allocate the production capacity sufficient to fulfill such Upside Quantities. TI may determine in its sole discretion whether to accept any orders in excess of such Upside Quantities set forth in Exhibit D. Any orders for Wafers in excess of the Minimum Commitment for any Quarter shall not be counted towards the total Minimum Commitment amount.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.4 Spansion Nihon will purchase Wafers from TI pursuant to a written purchase order (each, a “Purchase Order”). Purchase Orders shall be sent to TI by confirmed facsimile, electronic transmission, or other mutually-agreed means at least sixty (60) days in advance of the applicable Quarter. For the avoidance of doubt, except as otherwise provided in Section 4.3, Spansion Nihon shall purchase (and Spansion shall cause Spansion Nihon to purchase) all production Wafers that are ordered by Spansion Nihon (or by Spansion on behalf of Spansion Nihon) pursuant to a valid Purchase Order. All Aizu Wafers purchased by Spansion or Spansion Nihon pursuant to Purchase Orders sent by Spansion or Spansion Nihon to Spansion Japan, including Purchase Order # 5100335566 (Q310 Wafer PO), and Purchase Order # 5100336578 (Q410 Wafer PO), shall count towards the total Minimum Commitment amount. All Wafer sort services purchased pursuant to Purchase Orders sent by Spansion or Spansion Nihon to Spansion Japan, including Purchase Order # 5200126917 (Q310 Sort PO), shall count towards the floor revenue amounts described in Section 6.1, below. The Parties acknowledge that their pre-printed purchase order, quotation or acknowledgement forms may contain terms which are in addition to or conflict with the terms and conditions of this Agreement. The Parties intend that the terms and conditions of this Agreement will govern with respect to the Wafers purchased hereunder, notwithstanding any such additional or conflicting terms in the Parties’ pre-printed forms, and hereby waive any right to assert that such additional or conflicting terms are applicable to the purchase of Wafers hereunder unless such additional or conflicting terms are expressly incorporated into this Agreement by way of a non-preprinted, written amendment of this Agreement signed by all Parties as set forth in this Agreement. Within 1 day after the Effective Date, Spansion Nihon (or by Spansion on behalf of Spansion Nihon) will issue a Purchase Orders to TI with the 3Q2010 volumes and 4Q2010 volumes (which will reflect unfulfilled volumes from the 3Q2010 and 4Q2010 purchase orders between Spansion and Spansion Japan). Such new Purchase Orders will be issued pursuant to the terms of this Agreement. With respect to these Purchase Orders, the requirement of issuance of Purchase Orders sixty days in advance is waived.

5. PRICING

Prices will be calculated as set forth in Exhibits B and D, attached hereto. For the avoidance of doubt, the prices set forth in Exhibits B and D, attached hereto, shall apply to all Wafers accepted by Spansion Nihon after the Effective Date irrespective of whether such Wafers were ordered prior to or after the Effective Date.

6. WAFER SORT SERVICES

6.1 Spansion agrees that it shall cause Spansion Nihon to purchase, and Spansion Nihon agrees that it shall purchase, Wafer sort services from TI based on the hourly rates specified on the attached Exhibit B. Notwithstanding the foregoing, Spansion shall cause Spansion Nihon to purchase or pay for sufficient Wafer sort services to achieve an agreed floor revenue to TI of not less than $8.9 million per Quarter in the aggregate for Aizu through the date of the termination of this Agreement (excluding sort service fees paid for use of the 15335 KTD High Temp Test).

CONFIDENTIAL

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The minimum sort services fee may be adjusted as described in Exhibit A, attached hereto. Consistent with the Bailment Agreement dated as of February 2, 2010 between Spansion and Spansion Japan, Spansion shall have the right to use and distribute probe cards freely among sort locations so long as Spansion Nihon meets the floor revenue requirement described above. TI shall be entitled to use the Spansion probe cards solely for testing purposes in connection with the Wafer sort services under this Agreement. Upon termination of the Wafer sort services, within seven (7) calendar days of Spansion’s request, TI will ship (at Spansion’s expense) any of Spansion’s probe cards still in its possession to Spansion. Upon termination of the Wafer sort services, within seven (7) calendar days of TI’s request, Spansion will ship to TI (at TI’s expense) any of TI’s probe cards still in its possession to TI . For avoidance of doubt, under no circumstances shall TI not be entitled to the floor revenue commitments described above because TI was unable to perform or unable to timely perform Wafer sort services because probe cards needed by TI to perform the Wafer sort services outlined above were not in its possession through no fault of TI.

Spansion shall provide TI with its required loading of the sort testers on a weekly basis defining the required load by product by tester. Spansion and TI shall meet and confer weekly to discuss and agree upon such loading of the sort testers. Following such meeting, TI shall load the sort testers in conformity with the agreed upon required loading. TI shall download every Wafer map to the existing system or a comparable system and shall provide Spansion with reasonable access to such system in order to access such Wafer maps and other test data. Reconciliation shall be made on a weekly basis. TI shall also provide Spansion on an as-needed basis, with the capability to log onto the Aizu testers.

6.2 At all times during the term of this Agreement, probe cards owned by TI will remain the sole property of TI (except to the extent such probe cards are part of the Tool Exchange), and upon termination of the Wafer sort services or the sale of JV3 or SP1, as applicable, upon request, Spansion shall return any of TI’s probe cards still in its possession to TI. At all times during the term of this Agreement, probe cards owned by Spansion will remain the sole property of Spansion.

6.3 Spansion may, in its sole discretion, change, modify, or add to the Sort test Program / Sort test specification for the Die/Sort Related Program.

6.4 The Parties further agree to the tool exchange set forth in Exhibit A (“Tool Exchange”).

7. PAYMENT FOR WAFERS AND WAFER SORT SERVICES

7.1 TI will invoice Spansion Nihon on a Wafer out basis for all products fabricated on behalf of Spansion Nihon hereunder at the Wafer evaluation stage. Title and all risk of loss or damage to such products shall transfer from TI to Spansion Nihon immediately after such Wafers have passed Wafer evaluation stage. The terms of the delivery and responsibilities for costs and insurance (but not the terms of transfer of title and risk of loss or damage, which is provided in the preceding sentence) relating to all products covered by this Agreement and all FSET and FAB25 Wafers sorted in Aizu shall be as follows, unless otherwise agreed by the Parties: (i) EXW (Incoterms 2000) Aizu using a freight forwarder designated by Spansion Nihon, (ii)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Spansion Nihon shall pay for all freight and insurance up to Narita Airport and beyond that point and (iii) all products will be deemed irrevocably accepted upon delivery. With regard to products subject to sort services (regardless of their source; e.g., whether the products come from Spansion’s Austin FAB 25 or elsewhere), Spansion or Spansion Nihon will supply and consign to TI the Wafers that will be sorted by TI and TI shall serve as bailee of such products (with Spansion Nihon maintaining title and risk of loss or damage), with an obligation to exercise commercially reasonable care to safeguard such products from the point at which they pass the Wafer evaluation stage (for those products fabricated on behalf of Spansion Nihon hereunder) or the point at which they are delivered unloaded to SP1 or JV3, as applicable (for those products provided by Spansion Nihon or a third party for sorting) until the point of their delivery to Spansion Nihon in accordance with this Section 7.1.

7.2 Payment from Spansion Nihon to TI shall be made in Japanese Yen through wire transfer, or other means agreed upon by the Parties. Spansion Nihon agrees to pay TI for Wafer purchases within [*] from the last calendar day of the month in which the Wafers were produced. TI will invoice daily for Wafer purchases. Spansion Nihon agrees to pay for Wafer sort services within [*] after the date TI invoices for sort services. Sort services will be invoiced on the last calendar day of each month.

7.3 Unless otherwise explicitly stated, the prices specified in this Agreement are exclusive of any sales, use, excise, consumption or similar taxes, and of any export and import duties, which may be levied upon or collectible by TI as a result of the sale or shipment of the products to Spansion Nihon, Spansion or the customers of Spansion or Spansion Nihon. Spansion Nihon agrees to pay and otherwise be fully responsible for any such taxes and duties, unless in lieu thereof Spansion Nihon provides TI with an exemption certificate acceptable to the relevant governmental authorities. TI shall have the right, but shall not be obligated, to pay any such taxes or duties directly, in which event Spansion Nihon shall immediately reimburse TI in the amount thereof upon presentation by TI of evidence of payment.

7.4 On a weekly basis, TI shall deliver to Spansion a report of (a) Wafer shipments listing product, lot identification, ship date, source fab, Wafer quantity and Die quantity and (b) sort hours used by product, tester type, QBP test time, actual test time and actual Die yield.

8. LIMITED WARRANTY; WARRANTY DISCLAIMER

8.1 TI warrants, only to the Spansion Entity who purchased the applicable Wafers and/or Die, that Wafers and/or Die delivered hereunder shall meet the applicable specifications which are currently in effect or agreed upon in writing by Spansion and TI, for a period of twelve (12) months from the date of shipment from TI. If, during such twelve (12) month period, Wafers and/or Die fail to meet such warranty TI shall, as the sole and exclusive remedy for such failure, either replace such defective Wafers and/or Die or credit their purchase price to Spansion Nihon, at Spansion’s option. However, upon termination or expiration of this Agreement, any claims by the applicable Spansion Entity for a warranty remedy shall be limited to refund and not for a replacement of Wafer and/or Die. Notwithstanding the foregoing, TI shall not be liable for any defects that are caused by neglect, misuse or mistreatment by an entity other than TI, including improper installation or testing, or for any defects in products that have been caused by alteration or modification by an entity other than TI or a party under TI’s control or supervision. . Moreover, TI shall not be liable for any defects that result from Spansion or Spansion Nihon’s design, specifications or instructions for such products.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The Parties agree that any warranty obligations in this Agreement shall only be enforceable against the entity who sells the Wafer/Die giving rise to the warranty claim. For instance, TI will not be liable for warranty claims made on Wafers sold by Spansion Japan.

8.2 EXCEPT AS EXPRESSLY PROVIDED IN SECTION 8.1, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TI EXPRESSLY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS REGARDING THE PRODUCTS PROVIDED HEREUNDER, WHETHER EXPRESS, IMPLIED OR STATUTORY, AND INCLUDING BUT NOT LIMITED TO ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

8.3 Notwithstanding anything in this Agreement or otherwise, TI grants no warranties or representations to Spansion or Spansion Nihon’s customers hereunder. Unless otherwise agreed by the Parties in writing, neither Spansion nor Spansion Nihon will pass through to its end users or any third party any warranties or representations made by TI hereunder and will expressly indicate to its customers that they must look solely to Spansion or Spansion Nihon, as applicable, in connection with any problems, warranty claims or other matters concerning the products under this Agreement.

9. RECORDS; AUDIT; PARTIES’ ACTIVITIES

9.1 TI will keep complete and accurate records pertaining to process and manufacturing relevant for products sold to Spansion Nihon hereunder. TI will maintain such records for at least a five (5) year period following the year in which such sales were made hereunder.

9.2 Spansion and/or Spansion Nihon may, with TI’s prior written consent, which shall not be unreasonably withheld, and with at least fifteen (15) days’ prior notice to TI, send its employees (who may be accompanied by designated customers) to visit TI’s production facilities to inspect fabrication of products and conduct other activities contemplated by this Agreement. Such visits shall be conducted during TI’s normal working hours. While visiting in TI’s facilities, Spansion and/or Spansion Nihon shall at all times fully comply with TI’s plant rules and regulations as well as all reasonable instructions that may be issued by TI’s employees or personnel accompanying such employees or customers (including signing an acknowledgement that they are bound by the confidentiality obligations set forth in Section 10, below, of this Agreement). Spansion shall indemnify and hold harmless TI and its employees from and against any and all direct losses or damages without limitation to any of TI’s property or loss of personal health or life, caused by Spansion’s and/or Spansion Nihon’s employees or customers during any such visit. Spansion and/or Spansion Nihon may assign Spansion and/or Spansion Nihon employees to work at each facility manufacturing or sorting Wafers to be purchased by Spansion Nihon pursuant to this Agreement on an as needed or other mutually agreed basis, upon the mutual agreement of all Parties in writing. TI will grant these employees, at Spansion’s expense, reasonable access to secured office space, conference rooms, food and break facilities, employee

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

parking facilities and appropriate sections of the factory and support facilities including clean room where such Wafers are manufactured, sorted or placed, in each case on an as-needed basis. TI will allow such employees to be full and active participants on problem solving teams with respect to the manufacturing or sorting of Wafers to be purchased by Spansion Nihon pursuant to this Agreement. Such Spansion and/or Spansion Nihon employees shall abide by the policies and regulations of TI, and Spansion and/or Spansion Nihon shall, at TI’s reasonable request, replace any employee who fails to do so.

9.3 TI agrees to participate in regular quality system reviews for all Wafers to be produced or sorted on behalf of Spansion Nihon pursuant to this Agreement.

9.4 The Parties will plan and schedule business reviews at least quarterly for products produced hereunder. The review will focus on current and forecasted business activities, feedback on performance and factory metrics, key improvement programs and activities focused on enabling the relationship between the Parties and will review the status of open issues and action items. Such reviews are considered to be a key activity for the Parties.

10. CONFIDENTIAL INFORMATION

10.1 Each Party will maintain in confidence all Confidential Information disclosed by the other Party (the “Disclosing Party”). A receiving Party hereunder (the “Receiving Party”) will not use, disclose or grant use of such Confidential Information except as expressly authorized by this Agreement. To the extent that disclosure to a third party is authorized by this Agreement, a Receiving Party will obtain prior agreement from such third party to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. A Receiving Party will use at least the same standard of care as it uses to protect its own information of comparable importance to ensure that its employees, agents and/or consultants do not disclose or make any unauthorized use of such Confidential Information. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of such Confidential Information. The obligations set forth in this Section 10 shall survive for five (5) years after any termination or expiration of this Agreement. To the extent that any Party’s Confidential Information embodies or discloses confidential information of third parties, nothing herein shall be construed as superseding the terms and conditions of any confidentiality obligations agreed to by a Party and any third party or requiring a Party to conform any third-party agreement to the terms and conditions of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall in any way restrict (i) Spansion Nihon from disclosing or granting use of Confidential Information it receives from TI to Spansion, or (ii) Spansion from disclosing or granting use of Confidential Information it receives from TI to Spansion Nihon, provided in either case that the recipient’s disclosure and use of such Confidential Information shall be subject to the restrictions of this Section 10.1 as if such Confidential Information had been received directly from TI.

10.2 The obligations of confidentiality contained in Section 10.1 will not apply to the extent that such Confidential Information: (a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party; (b) was generally available to the public or otherwise known by the public; (c) became generally

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

available to the public after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation to the other Party not to disclose such information to others; (e) was developed independently by the Receiving Party without any use of or reference to Confidential Information; or (f) is required to be disclosed by applicable law (provided that, in the context of disclosure required by law in legal proceedings, the Receiving Party will promptly provide written notice to and afford the Disclosing Party a reasonable opportunity to seek a protective order or confidential treatment or to otherwise minimize the scope of disclosure required by law).

10.3 Notwithstanding anything else to the contrary in this Agreement, the receiving Party may use any Residuals (as defined below) for any purpose, including without limitation the development, manufacture, promotion, sale, offer for sale and maintenance of any products and services other than products, or services directed to products, containing [*](except as otherwise licensed by Spansion to TI under Section 11.1, below) and other than [*]. “Residuals” means any ideas, concepts, know-how and techniques that are retained in the unaided memories of individuals who have had rightful access to such information pursuant to the terms of this Agreement. “Residuals” do not include any financial, customer, or personnel-related information.

11. INTELLECTUAL PROPERTY RIGHTS

11.1.	License Grants.

(a) Spansion agrees to grant and hereby grants to TI and TI Japan Semiconductor Limited and TI Japan Limited (collectively, the “TI Entities”) a non-exclusive, worldwide, royalty-free, non-transferrable (except as provided for in Section 16.3), non-sublicenseable, fully paid-up right and license under all of Spansion’s and Spansion’s subsidiaries’ Intellectual Property Rights to make at Aizu, have made, use, sell to any Spansion Entity, offer to sell to any Spansion Entity, import to any Spansion Entity, export to any Spansion Entity, test and have tested Die and/or Wafers. Furthermore, Spansion hereby grants to TI and its subsidiaries a non-exclusive, worldwide, royalty-free, non-transferrable (except as provided for in Section 16.3), non-sublicenseable, fully paid-up right and license under all of Spansion’s and Spansion’s subsidiaries’ Intellectual Property Rights to sell to any Spansion Entity, offer to sell to any Spansion Entity, import to any Spansion Entity, or export to any Spansion Entity.

A “Spansion Entity” shall mean Spansion, Spansion Nihon or any of Spansion’s subsidiaries. For clarification, the right to use under this Section 11.1(a) includes, but is not limited to, using the Spansion Technology and Qualified Process to make, use, sell, offer to sell, import, export, test and have tested Die and/or Wafers.

(b) Spansion agrees to grant and hereby grants to the TI Entities a non-exclusive, worldwide, royalty-free, non-transferrable (except as provided in Section 16.3), non-sublicensable, perpetual, fully paid-up right and license under all of Spansion’s and Spansion’s subsidiaries’ Intellectual Property Rights to make, use, sell, offer to sell, import, export, test and have tested Qualified Devices. For purposes of this Agreement, “Qualified Device” shall mean

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

any semiconductor device (in whatever form, such as, without limitation, a packaged die, a bare die or in wafer form) fabricated at Aizu, other than devices that contain Flash. For clarification, semiconductors devices assembled, tested, and/or packaged at a location other than Aizu can still qualify as a Qualified Device if such semiconductor device is fabricated at Aizu. For purposes of this Agreement, “Limited Spansion Technology” shall mean Spansion Technology except for circuit and die design, memory cell and array architecture, non-process floating gate technology, and non-process charge trapping technology). For clarification, the rights granted under this Section 11.1(b) include, using the Limited Spansion Technology and Qualified Process to make, use, sell, offer to sell, import, export, test and have tested Qualified Devices. Nothing in this Section 11.1(b) grants any rights in the Restricted Spansion Technology to make, use, sell, offer to sell, import, export, test and have tested Qualified Devices. “Restricted Spansion Technology” shall mean Spansion Technology owned by Spansion that is directed to: circuit and die design, memory cell and array architecture, and non-process technology directed to floating gate technology or charge trapping technology.

(c) Spansion agrees to grant and hereby grants to the TI Entities a non-exclusive, worldwide, royalty-free, non-transferrable (except as provided in Section 16.3), non-sublicensable, perpetual, fully-paid up right and license under all of Spansion’s and Spansion’s subsidiaries’ Intellectual Property Rights to make, use, sell, offer to sell, import, export, test and have tested Licensed Flash Devices. For purposes of this Agreement, “Licensed Flash Device” shall mean any semiconductor device (in whatever form, such as, without limitation, a packaged die, a bare die or in wafer form) fabricated at Aizu, other than stand-alone memory devices or devices having Unlicensed Memory. “Unlicensed Memory” shall mean a memory array (having one or more memory cells): (a) that uses [*], (b) is fabricated at a technology node smaller than one-hundred ten nanometers (110nm), or (c) the Flash memory array portion of the memory array is larger than [*].

For clarification, the rights granted under this Section 11.1(c) include, using the Limited Spansion Technology and Qualified Process to make, use, sell, offer to sell, import, export, test and have tested Licensed Flash Devices. Nothing in this Section 11.1(c) grants any rights in the Restricted Spansion Technology to make, use, sell, offer to sell, import, export, test and have tested Licensed Flash Devices.

For clarification, charge trapping” technology and “floating gate” technology are different technologies and it is not intended in this Agreement that one is a subset of the other. The “charge trapping” technology only uses a single polycrystalline silicon layer over a stack consisting of a silicon nitride layer disposed between two layers of silicon dioxide. The “floating gate” technology uses a stack consisting of a dielectric layer disposed between two layers of conductive polycrystalline silicon over a layer of silicon dioxide.

TI agrees it will refrain from transferring the unit process that are part of confidential Spansion Technology to a site other than Aizu.

11.2 All Intellectual Property Rights developed solely by a Party shall be owned by that Party. In the event that TI develops Intellectual Property Rights based primarily upon Limited Spansion

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Technology TI agrees to grant and hereby grants a non-exclusive, worldwide, royalty-free, non-sublicensable license to the Spansion Entities under those Intellectual Property Rights to make, use, sell, import, and otherwise dispose of Flash products. In the event that TI develops Intellectual Property Rights based solely upon Restricted Confidential Spansion Technology (“Restricted Intellectual Property Rights), TI agrees to assign and hereby assigns all of its rights, title and interest in such Restricted Intellectual Property Rights to Spansion to the extent that Spansion grants a non-exclusive, worldwide, royalty-free, non-sublicensable license to TI and its subsidiaries, including but not limited to TI Japan Semiconductor Limited and TI Japan under those Restricted Intellectual Property Rights to make, use, sell, import, and otherwise dispose of Qualified Devices. For purposes of this Section 11.2, “Restricted Confidential Spansion Technology” shall mean confidential Spansion Technology that is directed to: circuit and die design, memory cell and array architecture, and non-process technology directed to charge storage (including but not limited to floating gate and charge trapping technologies).

11.3 TI acknowledges that nothing in this Agreement shall be deemed a transfer of any ownership rights in the Spansion Intellectual Property Rights to TI. Except to the extent necessary to defend against third party actions against TI arising from TI’s use of the Spansion Technology in accordance with this Agreement and with Spansion’s written consent (such consent not to be unreasonably withheld), TI agrees that it will not reverse engineer any Spansion Technology it receives from Spansion. All other rights are reserved by Spansion.

11.4 Spansion shall indemnify and hold harmless TI from and against any and all losses, liabilities or damages (including reasonable fees and expense of legal counsel) (collectively, “Losses”) arising from any claim, suit or proceeding alleging the infringement or misappropriation of any third-party intellectual property rights where such claim, suit or proceeding is based on (i) TI’s use of any of Spansion’s Intellectual Property Rights or the Spansion Technology or Qualified Process for the manufacture or sale of Wafers and/or Die to any of the Spansion Entities or (ii) TI’s sale of Wafers and/or Die to any of the Spansion Entities in accordance with this Agreement in connection with TI’s performance of its obligations hereunder.

11.5	TI shall promptly provide to Spansion written notice of its request for indemnification hereunder.

12. TERM AND TERMINATION

12.1 This Agreement shall continue in full force and effect until the earlier to occur of (i) termination by mutual written agreement of all the Parties, (ii) the date upon which Spansion Nihon has satisfied the Minimum Commitment to purchase Wafers, (iii) the date on which TI sells JV3 to a Spansion Competitor, and (iv) the termination of this Agreement pursuant to Section 14.

12.2 Notwithstanding any expiration or termination of this Agreement, the provisions of Sections 6., 7, 8, 9 (for a period of five (5) years commencing on such termination), 10, 11,12.2, 12.3, 13, 15 and 16 shall survive any expiration or termination of this Agreement, provided that,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

in the case of Section 6, Spansion Nihon’s commitment to purchase Wafers and/or Wafer sort services from JV3 in Aizu shall automatically terminate in the case of a sale of JV3 to a Spansion Competitor (but shall continue in the event JV3 is not sold to a Spansion Competitor).

13.	LIMITATION OF LIABILITY

EXCEPT WITH RESPECT TO A BREACH BY ANY PARTY OF SECTION 10 OR 11, IN NO EVENT WILL ANY PARTY BE LIABLE, UNDER ANY THEORY OF LIABILITY, WHETHER IN AN ACTION BASED ON A CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, HOWEVER ARISING, FOR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND UNDER THIS AGREEMENT. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

14. EVENTS OF DEFAULT

A Party hereto shall be in default under this Agreement upon the occurrence of any of the following (each an “Event of Default,” and collectively, the “Events of Default”):

(i) Such Party fails to pay within ten (10) days after its due date, any amounts due under this Agreement;

(ii) Such Party ceases to do business as a going concern;

(ii) A receiver is appointed for all or any part of the property of such Party or such Party makes any assignment for the benefit of its creditors;

(iv) In the case of Spansion and Spansion Nihon, both shall be in default in the event that the Chapter 11 Case is converted to chapter 7;

(v) In the case of TI, TI shall be in default in the event that it liquidates, dissolves, or otherwise winds up its operations; and

(vi) Such Party breaches any of its material obligations under this Agreement (other than those covered in Section 14(i)-14(iv) above).

For purposes of this agreement, an Event of Default by Spansion shall also constitute an Event of Default by Spansion Nihon, and an Event of Default by Spansion Nihon shall also constitute an Event of Default by Spansion. Upon the occurrence of an Event of Default specified in clauses (i) through (v) above, any Party not in default shall have the right upon written notice to the Party in default, to immediately terminate this Agreement. Upon the occurrence of an Event of Default specified in clause (vi) above, any Party not in default shall provide written notice to the Party or Parties in default (a “Default Notice”) of such Event of Default. Within five (5) days of the delivery of the Default Notice, representatives of the Parties shall meet and confer to negotiate in good faith to cure such Event of Default or reach such other agreement acceptable to both Parties. In the event that such meetings do not cure the Event of Default within fifteen (15) days of the Default Notice, senior officers of each Party shall meet and confer to negotiate in good faith to cure such Event of Default or reach such other agreement acceptable to all Parties. In the event that such meetings do not cure the Event of Default or no acceptable agreement is reached within thirty (30) days of the Default Notice, the Parties shall submit any remaining disputes to an independent, third-party mediator acceptable to all Parties. In the event that no

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

agreement is reached by the Parties as a result of such mediation within thirty (30) days of the commencement of such mediation, the Party not in default shall have the right, upon written notice to the Party or Parties in default, to immediately terminate this Agreement.

15. SPANSION GUARANTY

Spansion hereby irrevocably and unconditionally guarantees to TI the full and timely performance and discharge (including the payment of money) by Spansion Nihon, or any Spansion subsidiary which assumes Spansion’s Nihon’s rights and obligations under this Agreement, of all obligations and liabilities of Spansion Nihon or such subsidiary now existing or hereafter arising under this Agreement (including any obligations regarding the Minimum Commitment described in Section 4.3 and the floor revenue amounts for sort services described in Section 6.1), and further agrees to take all actions necessary to cause Spansion Nihon or such subsidiary to perform its obligations hereunder.

16. GENERAL

16.1 No Party shall be liable for failure to perform, in whole or in material part, its obligations under this Agreement if such failure is caused by an event or condition not existing as of the Effective Date and not reasonably within the control of the affected Party, including, without limitation, by fire, flood, typhoon, earthquake, explosion, strikes, labor troubles or other industrial disturbances, unavoidable accidents, war (declared or undeclared), acts of terrorism, sabotage, embargoes, blockage, acts of governmental authorities, riots, insurrections, or any other cause beyond the control of the Parties; provided, that the affected Party promptly notifies the other Parties of the occurrence of the event of force majeure set forth above and takes all reasonable steps necessary to resume performance of its obligations so interfered with.

16.2 It is agreed and understood that no Party is the agent, representative or partner of another Party and no Party has any authority or power to bind or contract in the name of or create any liability against another Party in any way or for any purpose pursuant to this Agreement. It is understood that TI is an independent contractor. Each Party expressly reserves the right to enter into other similar agreements with other Parties on the same or on different terms.

16.3 This Agreement shall not be assigned by TI whether voluntarily or involuntarily or by operation of law, in whole or in part, to any third party without the prior written consent of Spansion, provided that TI may assign its rights and obligations under this Agreement, including the license granted by Spansion to TI in Section 11.1, to any purchaser or transferee of JV3 at Aizu so long as such purchaser or transferee is not a Spansion Competitor. Spansion may, at any time, upon written notice to TI, assign its rights and delegate its duties under this Agreement, including but not limited to assigning Spansion Nihon’s rights, duties, and obligations to another wholly owned subsidiary of Spansion, subject to Section 15, above. In the event of a permitted assignment under this Section 16.3, the assigning Party will have no further obligations arising after the date of the assignment with respect to this Agreement, provided that the assignee agrees in writing to assume and be bound by the terms, conditions and obligations of such Party hereunder. Any purported assignment not in compliance with this Section 16.3 shall be null and void from the beginning.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16.4 Failure or neglect by any Party to enforce at any time any of the provisions hereof shall not be construed nor shall be deemed to be a waiver of such Party’s rights hereunder nor in any way affect the validity of the whole or any part of this Agreement nor prejudice such Party’s rights to take subsequent action.

16.5 All notices required or permitted to be given hereunder shall be in writing by first class certified or registered airmail, postage prepaid, if confirmed or acknowledged, to the addresses specified below or to such other address as may be specified in writing by the addressed Party to the other Party in accordance with this Section 16:

if to Spansion:

Attn: Legal Department

Spansion LLC

915 DeGuigne Drive

Sunnyvale, California 94088-3453, U.S.A.

if to Spansion Nihon:

Attn: Legal Department

Spansion LLC

915 DeGuigne Drive

Sunnyvale, California 94088-3453, U.S.A.

if to TI :

Texas Instruments Incorporated

12500 TI Boulevard

Dallas, Texas 75266 U.S.A.

Attention: General Counsel

Fax: +1 972 480-2900

with a copy to:

Kevin J. Ritchie

Texas Instruments Incorporated

Senior Vice President

Technology and Manufacturing

13353 TI Blvd. M/S 344

Dallas, Texas 75243

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Texas Instruments Incorporated

7839 Churchill Way, MS 3995

Dallas, Texas 75265 U.S.A.

Attention: Vice President, Corporate Development

Fax: +1 972 917-3804

Each such notice or other communication shall for all purposes be treated as effective or as having been given as follows: (i) if delivered in person, when delivered; (ii) if sent by airmail, at the earlier of its receipt or at 5 p.m., local time of the recipient, on the seventh day after deposit in a regularly maintained receptacle for the disposition of mail or airmail, as the case may be; and (iii) if sent by recognized courier service, on the date shown in the written confirmation of delivery issued by such delivery service. Any Party may change the address and/or addressee(s) to whom notice must be given by giving appropriate written notice at least fourteen (14) days prior to the date the change becomes effective.

16.6 In the event that any clause, sub-clause or other provision contained in this Agreement shall be determined by any competent authority to be invalid, unlawful or unenforceable to any extent, such clause, sub-clause or other provision shall to that extent be severed from the remaining clauses and provisions, or the remaining part of the clause in question, which shall continue to be valid and enforceable to the fullest extent permitted by law.

16.7 The headings to the clauses, sub-clauses and parts of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Any ambiguity in this Agreement shall be interpreted equitably without regard to which Party drafted the Agreement or any provision thereof. The terms “this Agreement,” “hereof,” “hereunder,” and any similar expressions refer to this Agreement and not to any particular Section or other portion hereof. The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation” and “discretion” means sole discretion. The official text of this Agreement shall be in the English language, and any interpretation or construction of this Agreement shall be based solely on the English language text.

16.8 The rights and obligations of the Parties under this Agreement shall not be governed by the provisions of the 1980 United Nations Convention on Contracts for the International Sale of Goods or the United Nations Convention on the Limitation Period in the International Sale of Goods, as amended; rather, these rights and obligations shall be governed in all respects by the laws of the State of California exclusively, as such laws apply to contracts between California residents performed entirely within California and without regard to the conflict of laws provisions thereof.

16.9 In performing its duties under this Agreement, each Party hereto shall at all times comply with all applicable international, federal, state and local laws and shall not engage in any illegal or unethical practices, including without limitation the Foreign Corrupt Practices Act of 1977 and any anti-boycott laws, as amended, and any implementing regulations.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16.10 Spansion, Spansion Nihon and TI shall use their commercially reasonable efforts to resolve by mutual agreement any disputes, controversies, or differences which may arise from, under, out of, or in connection with this Agreement.

16.11 This Agreement supersedes any arrangements, understandings, promises or agreements as to the subject matter of this Agreement made or existing between the Parties prior to the latest date on which this Agreement is executed by the Parties. This Agreement constitutes the entire understanding between the Parties as to the subject matter of this Agreement. Except as otherwise provided herein, no addition, amendment to or modification of this Agreement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by and on behalf of all the Parties. It is acknowledged that the terms of this Agreement have been negotiated between the Parties and that each Party was represented by separate counsel. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver, release of, or amendment or other modification to, any other agreement between the Parties relating to a subject other than the subject matter of this Agreement. Nothing in this Agreement shall be construed as a continuation of the Fourth Restated Agreement, and TI shall not be deemed to have assumed the Fourth Restated Agreement.

16.12 Nothing contained in this Agreement shall be deemed to prohibit TI from selling Aizu, provided that TI provides Spansion with at least sixty (60) days written notice of such sale.

16.13 Except as otherwise expressly provided herein, in no event shall the terms of this Agreement be deemed to apply to any products produced, whether wholly or partially processed, by Spansion Japan.

16.14 With regard to any requirement or condition to consult or coordinate with, deliver notice, information or documentation to, or obtain the agreement, approval or consent of Spansion Nihon or Spansion, such requirement or condition shall be deemed satisfied upon consultation or coordination with, delivery of notice, information or documentation to, or receipt of the agreement, approval or consent of Spansion. Spansion Nihon and Spansion shall be jointly and severally liable under this Agreement.

16.15	Export Control

General. Unless prior authorization is obtained from the U.S. Department of Commerce, neither TI, Spansion, or Spansion Nihon shall knowingly export, re-export, or release, directly or indirectly, any technology, software, or software source code (as defined in Part 772 of the Export Administration Regulations of the U.S. Department of Commerce (“EAR”)), received from the other Party or the other Party’s affiliates, or export, directly or indirectly, any Wafer or technology, software, or software source code (as defined in Part 734 of the EAR), to any destination or country to which the export, re-export or release of the technology, software, software source code, or Wafer or Wafer Product is prohibited by the EAR.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Duty to Comply. Each Party understands and acknowledges that the activities under this Agreement may be under export control of the United States or other countries. Each Party shall comply with the United States and other applicable non-U.S. laws and regulations governing the export, re-export and release of any items subject to applicable national export control laws. Without limiting the generality of the foregoing, each Party specifically agrees that it shall not transfer or release products, technology, software or software source code of the other Party or the other Party’s affiliates or subsidiaries to, or for use by, military end users, or or use in military, missile, nuclear, biological or chemical weapons end uses unless in compliance with applicable export control laws.

Furthermore, Spansion represents that the current design for the Wafers and/or Die is not a design for a specific military application. Furthermore, Spansion represents that TI shall not be required to manufacture for Spansion products that are specifically designed for a specific military application.

Licenses. Each Party shall secure, at its own expense, such licenses and export and import documents as are necessary for each respective Party to fulfill its obligations under this Agreement.

16.15.1 Publicity

Each Party acknowledges and agrees that in the event it desires to issue a press release or make a public statement about the transactions contemplated by this Agreement or the terms herein, it will obtain the written consent of the other party to the content and timing of any such press release or other public statement. For clarification, the terms of this Agreement are confidential, except to the extent required by applicable law (e.g., disclosures required by regulations of any securities regulatory authority or stock exchange ). The Parties anticipate the issuance of a press release (subject to the requirement of written consent above) upon execution of this Agreement or shortly thereafter.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16.16 Exhibits.

Exhibit A: Reduction of Minimum Sort Service Fee and Purchase/Sale of Equipment

Exhibit B: Quarterly Pricing

Exhibit C: [*] Testers

Exhibit D: Q310 through Q412 Minimum Commitment

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly signed and executed.

TEXAS INSTRUMENTS INCORPORATED	SPANSION LLC

/s/ Kevin Ritchie Authorized Signature	/s/ Randy W. Furr Authorized Signature

Kevin Ritchie Name	Randy W. Furr Name

Sr VP TMG Title	EVP & CFO Title

8/28/2010 Date	8/28/2010 Date

NIHON SPANSION LIMITED

/s/ Randy W. Furr Authorized Signature

Randy W. Furr Name

EVP & CFO Title

Date

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A:

Reduction of Minimum Sort Services Fee

•	Minimum quarterly sort service fee to remain at $8.9 million through 2Q2011.

Committed Adjusted Minimum

•

Thereafter, the $8.9 million will be adjusted to $8.5 million through 2Q2012. Spansion hereby irrevocably agrees that after 2Q2011, TI may reassign the [*] tools per the table below. Spansion further acknowledges that after such removal, such tools may be utilized by TI at its sole discretion and shall no longer be available to Spansion.

Discretionary Adjusted Minimum (for Release)

Furthermore, the minimum quarterly sort service fee may be further reduced, at Spansion’s option, (at the “Adjustment Rate” specified below) through a Release (as defined below) after 2Q2011, but in no case shall the quarterly minimum sort service fee drop below the applicable amount listed in the chart under “Discretionary Adjusted Minimum (for Release). A further drop will be achieved after the Purchase as set forth below. The Parties further reserve the right to discuss the possibility of further reductions to the minimum sort service fees upon mutual written agreement.

“Release” means written, irrevocable notice by Spansion to TI no later than 60 days before the start of the quarter that the [*] or [*] will be no longer available for use for the benefit of Spansion. Release rights are only associated with these tools.

Adjusted Minimum (with Purchase)

Furthermore, the minimum quarterly sort service fee will be further reduced (at the “Adjustment Rate” specified below) through a Purchase (as defined below) after 2Q2011, but in no case shall the quarterly sort service fee drop below the applicable amount listed in the chart under “Adjusted Minimum (for Purchase).” The Parties further reserve the right to discuss the possibility of further reductions to the minimum sort service fees upon mutual written agreement.

“Purchase” means the purchase by Spansion of [*] tester(s) through the Tool Exchange described below.

	Q3 10	Q4 10	Q1 11	Q2 11	Q3 11	Q4 11	Q1 12	Q2 12
# Testers
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Committed Adjusted Minimum	$8.9	$8.9	$8.9	$8.9	$8.5	$8.5	$8.5	$8.5
Discretionary Adjusted Minimum (for Release)					$6.7	$6.7	$6.6	$6.6
Adjusted Minimum with Purchase					$6.0	$6.0	$6.0	$6.0

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The “Adjustment Rate” per Purchased or Released tester shall be as set forth below:

Tester Type	Number of Testers	Reduction in Minimum Quarterly Sort Service Fee ($K) For Each Released or Purchased Tester
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

Tool Exchange

The Parties shall conduct a non-cash exchange of the following tools. Such exchange shall be on a “as is, where-is” basis, with no warranties provided by either party with respect to the tools. The new owner of the respective tools is responsible for deinstallation, decontamination, shipping, and crating. Until the tool exchange occurs, the current owner of such tools shall ensure that the tools are stored in accordance with standard industry practice to maintain tools in good working order. The parties agree that the Tool Exchange is important to each party and each party is planning in reliance of such exchange.

Such tool exchange and title transfers shall occur on July 1, 2011, unless otherwise agreed in writing.

Tools to be provided by TI to Spansion:

•	[*] testers

•	[*] tester

•	Up to [*] Aizu probe cards (which specific cards at Spansion’s option)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Tools to be provided by Spansion to TI:

Tool ID	OEM	Model	Serial #
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B: Quarterly Pricing

1. Per Wafer Price (for finished unsorted Wafers from Aizu during an applicable Quarter)

Q310 through Q412: JPY [*] per wafer. This price applies both to any wafers purchased to fulfill the Minimum Commitment or purchased for Upside Quantities; TI to be paid in Japanese Yen.

Lot Expedite Service is [*] per any sized lot and subject to availability.

Minimum Production lot size is [*] wafers.

Lots requiring engineering support such as splits will be charged a [*] service fee. Engineering wafer lots can be purchased in 6 wafer or 12 wafer lots.

2. Sort Service Fee Calculation

[*] for [*] tester and [*]tester

[*] for [*] Test

[*] for [*] tester

[*] for [*] tester

3. Minimum Tester Availability

The number of testers and minimum availability shall be as follows for the following testers (subject to the Releases, Purchases, or other adjustments per Exhibit A):

Tester	JV3	SP1	Total # of Testers	Minimum Availability
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

Yield Adjustment Definitions

(i) “Minimum Yield” means, with respect to a particular sorted Wafer, the minimum acceptable Yield for such sorted Wafer as set forth below.

(ii) “Target Yield” means, with respect to a particular sorted Wafer, the Target Yield for such sorted Wafer as set forth in the applicable QBP.

(iii) “Yield” means the percentage represented by net Die per Wafer divided by gross Die per Wafer.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Summary

TI shall neither ship nor bill Spansion Nihon for any Wafer that, to TIs knowledge, fails to meet the Minimum Yield applicable thereto unless specifically instructed in writing by Spansion to do so.

TI shall notify Spansion at the earliest possible time of any Wafer that is below the Minimum Yield or otherwise fails to meet the applicable quality standards. TI must notify Spansion in advance of shipment of any Wafers that do not comply with the requirements of this Exhibit or Agreement.

If TI scraps Wafers ordered by Spansion Nihon (or by Spansion on behalf of Spansion Nihon) pursuant to the Q310 through Q412 Minimum Commitment or a subsequent QBP due to Spansion’s change to a particular mask set or at Spansion’s direction, Spansion Nihon shall pay to TI a pro rata portion of the Wafer price based on the number of steps through which such Wafers had been processed at the time such Wafers were scrapped. For clarification purposes, such pro rata payment shall apply only to Wafers that Spansion Nihon committed to purchase pursuant to the Q310 through Q412 Minimum Commitment or a subsequent QBP.

Target Yield

As specified in the applicable QBP.

Minimum Yield

Aizu – [*]

Contingency Cases

If the actual quarter average Yield for a particular device falls below the Target Yield as defined in a particular QBP by [*] within any given Quarter, the price per Wafer shall be adjusted pro rata as follows: Spansion Nihon shall pay TI the actual Yield divided by the Target Yield times the base Wafer price. However, any yield loss caused by Spansion (e.g., test programs or design issues, or changes to test programs) will not count towards such [*]. If the actual quarter average Yield for a particular device falls above the Target Yield as defined in a particular QBP by [*] within any given Quarter, the price per Wafer shall be adjusted pro rata as follows: Spansion Nihon shall pay TI the actual Yield divided by the Target Yield times the base Wafer price.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C

[*] Testers

TI shall upgrade the software for the [*] testers by obtaining a manufacture’s maintenance agreement or some other arrangement to ensure the software upgrades, as follows:

1.	TI shall implement software upgrades for the first [*] testers according to the following schedule (although Spansion acknowledges that some flexibility in implementation schedule may be needed to accommodate, for example, vendor availability).

Work Week	40	41	42	43	44	45	46	47	48	49	50	51	52
	(9/27)

Number of Upgraded BIST Testers	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

2.	The schedule for the upgrades for remaining [*] testers will be performed upon reasonable written notice to TI of not less than 90 days

The maximum amount that TI will pay for the software updates and maintenance (if applicable) is [*] per tool, per quarter.

The Parties acknowledge and agree that Spansion or Spansion Nihon (or an agent at either’s direction) may, at its option and cost, upgrade the hardware for the [*] testers.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit D:

Q310 through Q412 Minimum Commitment

Spansion agrees to cause Spansion Nihon to purchase, and Spansion agrees to purchase (or pay for such quantities), from TI as the Q310 through Q412 Minimum Commitment the following volume of Aizu unsorted Wafers of the following technologies: 110 nm, 130 nm, and 170 nm, at the pricing agreed on by the parties in Exhibit B.

Minimum Commitment (take or pay)	3Q10	4Q10	1Q11	2Q11	3Q11	4Q11	1Q12	2Q12	3Q12	4Q12
	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	0	0

Upside Quantities	3Q10	4Q10	1Q11	2Q11	3Q11	4Q11	1Q12	2Q12	3Q12	4Q12
	0	0	[*]	[*]	[*]	[*]	[*]	[*]	0	0

Spansion Nihon agrees to pay TI for Wafer sort services as agreed by the parties in Exhibit B.

If TI scraps Wafers ordered by Spansion Nihon (or by Spansion on behalf of Spansion Nihon) pursuant to the Q310 through Q412 Minimum Commitment or a subsequent QBP due to Spansion’s change to a particular mask set or at Spansion’s direction, Spansion Nihon shall pay to TI a pro rata portion of the Wafer price based on the number of steps through which such Wafers had been processed at the time such Wafers were scrapped.

For clarification purposes, such pro rata payment shall apply only to Wafers that Spansion Nihon committed to purchase pursuant to the Q310 through Q412 Minimum Commitment or a subsequent QBP. At Spansion’s option, Spansion may reduce the Q310 through Q412 Minimum Commitment by the pro rata amount paid by Spansion Nihon for such scrapped Wafers.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.13: Spansion Competitor

Spansion Competitor means (i) any of the following NOR or NAND Flash memory manufacturer that competes or may compete with Spansion in the NOR/NAND standalone product area: [*], and (ii) any integrated device manufacturers of any standalone non-volatile memory products, and (iii) any integrated device manufacturers of semiconductor devices that include more than sixteen megabits (16Mb) of Flash memory. For purposes of clarification, the parties agree neither Texas Instruments Incorporated nor any of its affiliates are “Spansion Competitors” under this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

APPENDIX 1

SPANSION CONFIDENTIAL INFORMATION:

Spansion Confidential Information shall also include all information related to customers, designs, process recipes, process flows, manufacturing methods, control methodology, test programs, test hardware, test methodology, analysis methodology, analysis software, in-line data, sort data, and equipment utilization, regardless of whether the information is or was marked.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.